                                                                    EXHIBIT 4.4



                    CENTRAL LOUISIANA ELECTRIC COMPANY, INC.
                       401(k) SAVINGS AND INVESTMENT PLAN

              (As Amended and Restated Effective January 1, 1994)

                                FIRST AMENDMENT

         Central Louisiana Electric Company, Inc., a Louisiana corporation (the "Company"), having established the Central Louisiana Electric Company, Inc. 401(k) Savings and Investment Plan, as amended and restated effective January 1, 1994 (the "Plan"), and having reserved the right to amend the Plan under
Section 10.03 thereof, does hereby amend the Plan, effective as of August 1, 1997, or as otherwise herein provided, as follows:

         14. The fourth paragraph in the Plan's Recitals is amended to read as follows:

                  The Central Louisiana Electric Company 401(k) Savings and Investment Trust established effective January 1, 1985, as amended and restated effective August 1, 1997, by Trust Agreement with UMB Bank, N.A., as trustee thereof, is intended to continue to effect and to form a part of this Plan. The Central Louisiana Electric Company 401(k) Savings and Investment Plan ESOP Trust, which was established effective April 2, 1991, and which was combined with the Central Louisiana Electric Company 401(k) Savings and Investment Trust pursuant to an amendment and restatement effective August 1, 1997, is also intended to form a part of this Plan. The Plan and Trust Agreement are also intended to meet the requirements of Sections 401(a), 401(k), and 501(a) of the Code, and of the Employee Retirement Income Security Act of 1974, as either may be amended from time to time.

         15. The last two sentences of the fourth paragraph in Section 1.12 are deleted.

         16. Section 1.20 is amended to read as follows:

                  1.20 Entry Date: The Effective Date and any other day during the calendar year.

         17. Section 1.25 is amended to read as follows:




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



                  1.25 ESOP Trust: The Central Louisiana Electric Company 401(k) Savings and Investment Plan ESOP Trust established effective April 2, 1991, as amended and restated and combined with the Savings Trust effective August 1, 1997, and as thereafter may be amended.

         18. Section 1.26 is amended to read as follows:

                  1.26 ESOP Trustee: UMB Bank, N.A., a national banking association having its principal place of business at Kansas City, Missouri.

         19. Section 1.31 is amended to read as follows:

                  1.31 Investment Fund: One (1) of the Investment Funds established and held under the Trust Fund, as described in Section 8.1.

         20. Section 1.45 is amended to read as follows:

                  1.45 Savings Trust: Central Louisiana Electric Company 401(k) Savings and Investment Plan Trust as established effective January 1, 1985, as amended and restated effective August 1, 1997, and as thereafter may be amended.

         21. Section 1.46 is amended to read as follows:

                  1.46 Savings Trustee: UMB Bank, N.A., a national banking association having its principal place of business at Kansas City, Missouri.

         22.      Section 1.53 is amended to read as follows:

                  1.53 Valuation Date: Each business day of the Plan Year. The last business day of each calendar quarter shall be the "quarterly Valuation Date," and the last day of December of each Plan Year shall be the "annual Valuation Date."

         23. The last sentence of the first paragraph of Section 3.1 is amended to read as follows:

         Each Employee who is not ineligible shall be eligible to participate in the Plan as of the Entry Date which coincides with his date of hire.

         24. Section 3.4 is amended to read as follows:

                  3.4 Application by Participants: Each Employee who shall become eligible to participate in the Plan and who shall desire to become a Participant shall complete





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         an application in such form as may be prescribed by the Committee and in accordance with administrative procedures established by the Committee, in which the Participant shall elect to make Pre-Tax Contributions which total no more than sixteen percent (16%) of his Compensation, and shall designate the amount, if any, of his Pre-Tax Basic Contribution and Pre-Tax Excess Contribution, as contemplated under Section 4.2 hereof, and his choice of investment options under
         Section 8.1 hereof. Pre-Tax Contributions will begin as soon as administratively practicable after the application is filed.

         25. The last five words in existing paragraph (b) of Section 3.5 are deleted, and the following new language is inserted at the end of that paragraph:

         "Valuation Date which coincides with the date of distribution."

         26. The third sentence in Section 3.8 is amended to read as follows:

         Upon the re-employment of any person before he has a Break In Service, he shall participant in the Plan as of the date of his re-employment (if he is not ineligible), and he may be entitled to a new Employer Matching Contribution Account and ESOP Account if he had received no distribution by reason of his prior termination of Service.

         27. The first sentence in paragraph (a) of Section 3.8 is amended to read as follows:

         If the re-employed Employee was not a Participant in the Plan during his prior period of Service, he shall commence participation in the Plan on his date of re-employment (if he is not ineligible).

         28. The first sentence in the second paragraph of paragraph (a) in
Section 3.9 is amended to read as follows:

         If an individual is transferred to eligible employment covered by this Plan from employment with an Employer or Affiliate not covered by the Plan, he shall be eligible to participate in this Plan as of the date of his transfer.

         29. The second and third paragraphs of Section 4.2 are amended to read as follows:





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                  Each Participant shall notify the Committee of the amount he elects to defer as a Pre-Tax Basic Contribution and as a Pre-Tax Excess Contribution, in accordance with administrative procedures established by the Committee, until such time as the Committee may authorize the discontinuance of the Pre-Tax Contributions according to uniform, nondiscriminatory policies which may be developed by the Committee. Each such election shall continue in effect during subsequent Plan Years unless the Participant shall notify the Committee of his election to change or discontinue his Pre-Tax Basic Contribution or his Pre-Tax Excess Contribution in accordance with administrative procedures established by the Committee.

                  A Participant may change the amount of his Pre-Tax Basic Contribution and/or Pre-Tax Excess Contribution at any time during the Plan Year by directing the Committee, in accordance with administrative procedures established by the Committee, to change the rate of the Contribution(s). A Participant may discontinue his Pre-Tax Basic Contribution and/or Pre-Tax Excess Contribution at any time during the Plan Year by directing the Committee, in accordance with administrative procedures established by the Committee, to discontinue the deferral of his Compensation.

         30. The following new paragraph is added at the end of Section 4.2:

                  The Committee may, as a part of the administrative procedures it establishes and in lieu of written procedures contemplated in this Plan, authorize use of an "automated response unit" which generates written acknowledgments of transactions.

         31. Section 4.4 is amended to read as follows:

                  4.4 Actual Deferral Percentage Limits: The Actual Deferral Percentage for the eligible Highly Compensated Employees for any Plan Year shall not exceed the greater of (a) or (b), as follows:

                           (a) The Actual Deferral Percentage of Compensation
                  for the eligible non-Highly Compensated Employees times 1.25, or

                           (b) The lesser of (i) the Actual Deferral Percentage
                  of Compensation for the eligible non-Highly Compensated Employees times 2.0 or (ii) the Actual Deferral Percentage of Compensation for the eligible non-Highly Compensated Employees plus two (2) percentages points or such lesser amount as the Secretary of Treasury shall prescribe to prevent the multiple use of this alternative limitation with respect to any Highly Compensated Employee.




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

                           "Highly Compensated Employee" shall mean any
                  Employee and any employee of an Affiliate who is a highly compensated employee under Section 414(q) of the Code, including any Employee and any employee of an Affiliate who

                                    (i) during the current Plan Year or prior
                           Plan Year, was at any time a five percent (5%) owner; or

                                    (ii) received Compensation (as defined in
                           Section 5.5(d)(6)) during the prior Plan Year in excess of $80,000 (or such other amount as determined by the Secretary of the Treasury which reflects cost-of-living increases in accordance with the provisions of Code Section 414(q)(1), and if the Employer so elects, the Employee was in the "top-paid group" (top twenty percent (20%) of payroll, ranked by Compensation) for such Plan Year, excluding Employees described in Code Section 414(q) and applicable regulations.

                           The Actual Deferral Percentage for any Highly
                  Compensated Employee who is eligible to have deferred contributions allocated to his account under one or more plans described in Section 401(k) of the Code that are maintained by an Employer or an Affiliate in addition to this Plan shall be determined as if all such contributions were made to this Plan. For purposes of determining whether the Actual Deferral Percentage limits of this Section are satisfied, all Pre-Tax Contributions that are made under two or more plans that are aggregated for purposes of Code
                  Section 401(a)(4) or 410(b) (other than Code Section 410(b)(2)(A)(ii)) are to be treated as made under a single plan, and if two or more plans are permissively aggregated for purposes of Code Section 401(k), the aggregated plans must also satisfy Code Sections 401(a)(4) and 410(b) as though they were a single plan.

         32. Section 4.5 is amended to read as follows:

                  4.5 Reduction of Pre-Tax Contribution Rates: If, on the basis of the Pre-Tax Contribution rates elected by Participants for any Plan Year, the Committee determines, in its sole discretion, that neither of the tests contained in (a) or (b) of Section 4.4 will be satisfied, the Committee may reduce the Pre-Tax Contribution rate of any Participant who is among the eligible Highly Compensated Employees to the extent necessary to reduce the overall Actual Deferral Percentage for eligible Highly Compensated Employees to a level which will satisfy either (a) or (b) of Section 4.4. The reductions in Pre-Tax Contribution rates may be made proportionately or in the order provided in Section 4.7.



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         33. The last three sentences in the first paragraph of Section 4.7 are deleted.

         34. The last two sentences in the third paragraph of Section 4.7 are deleted and the following sentences are inserted in their place:

         Excess Pre-Tax Contributions shall be adjusted in the following manner: The Highly Compensated Employee having the largest amount of Pre-Tax Contributions shall have his portion of excess Pre-Tax Contributions distributed to him until one of the tests in (a) or (b) of Section 4.4 is satisfied, or until his Pre-Tax Contributions equal the Pre-Tax Contributions of the Highly Compensated Employee having the second largest amount of Pre-Tax Contributions. This process shall continue until sufficient total reductions have occurred to achieve compliance with (a) or (b) of Section 4.4.

         35. The second and third sentences in the fourth paragraph of Section
4.7 are deleted.

         36. Section 4.8 is deleted in its entirety.

         37. The second full paragraph in Section 4.10 (the paragraph immediately following paragraph (b)) is deleted.

         38. Section 4.11 is amended to read as follows:

                  4.11 Treatment of Excess Aggregate Contributions or ESOP
         Contributions: If neither of the tests described above in Section 4.10 is satisfied with respect to either Aggregate Contributions or ESOP Contributions, the excess Aggregate Contributions or ESOP Contributions (as applicable), plus any income and minus any loss attributable thereto, shall be forfeited, or if not forfeitable, shall be distributed no later than the last day of the Plan Year following the Plan Year in which such excess Aggregate Contributions or ESOP Contributions (as applicable) were made. The income and loss attributable to the Participant's excess Aggregate Contributions or ESOP Contributions (as applicable) for the Plan Year shall be determined by multiplying the income or loss attributable to the Participant's Account for the Plan Year by a fraction, the numerator of which is the excess Aggregate Contribution or ESOP Contributions (as applicable), and the denominator of which is the Participant's total Account balance. Excess Aggregate Contributions or ESOP Contributions shall be treated as Annual Additions under Section 5.5 of the Plan.

                  The excess Aggregate Contributions or ESOP Contributions (as applicable), if any, of each Participant who is among the Highly Compensated Employees shall be





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         determined by computing the maximum Contribution Percentage under (a)
         or (b) of Section 4.10 and then reducing the Contribution Percentage of some or all of such Participants whose Contribution Percentage exceeds the maximum by an amount of sufficient size to reduce the overall Contribution Percentage for eligible Participants who are among the Highly Compensated Employees to a level which satisfies (a) or (b) of Section 4.10. Excess Aggregate Contributions or ESOP Contributions (as applicable) shall be adjusted in the following manner: The Highly Compensated Employee having the largest amount of Aggregate Contributions or ESOP Contributions (as applicable) shall have his vested portion of the excess Aggregate Contributions or ESOP Contributions (as applicable), plus any income and minus any loss attributable thereto, distributed to him and, if forfeitable, shall forfeit such non-vested excess Aggregate Contributions or ESOP Contributions (as applicable), plus any income and minus any loss attributable thereto, until one of the tests in (a) or (b) of Section
         4.10 is satisfied, or until his remaining amount equals the amount of Aggregate Contributions or ESOP Contributions (as applicable) of the Highly Compensated Employee having the second largest amount. This process shall continue until sufficient total reductions have occurred to achieve compliance with (a) or (b) of Section 4.10. For each Participant who is a Highly Compensated Employee, the amount of excess Aggregate Contributions or ESOP Contributions (as applicable) is equal to the total Employer Contributions on behalf of the Participant (determined prior to the application of this paragraph) minus the amount determined by multiplying the Participant's actual contribution ratio (determined after application of this paragraph) by his Compensation used in determining such ratio. The individual ratios and Contribution Percentages shall be calculated to the nearest one-hundredth (1/100) of one percent (1%) of the Employee's Compensation as such term is used in paragraph (b) of Section 4.10.

         39. Section 4.12 is deleted in its entirety.

         40. The first sentence of Section 5.2 is amended to read as follows:

         A valuation of the Trust Funds shall be made as of each Valuation
Date.

         41. The second sentence of Section 5.2 is deleted.

         42. The first two sentences of paragraph (d) of Section 5.3 (preceding the colon) are amended to read as follows:

Any Employee who is a Participant, or who would be a Participant but for a failure to satisfy the participation requirements of Article III may, with the approval of the



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Administrator, make a contribution to a Rollover Account under the Plan. Such an Account shall be in cash and shall be a contribution attributable to:

         43. Subparagraph (a)(4)(A) of Section 5.5 is amended to read as follows:

         If any such Excess Amounts shall then remain, the Participant's Pre-Tax Contributions, and any earnings attributable thereto, shall be returned to him to the extent such returned Contributions would reduce the Excess Amount.

         44. The first sentence to the last paragraph of Section 6.6 (identified as paragraph (c)) is amended to read as follows:

         As installments payable in cash over a period certain not extending beyond ten (10) years.

         45. Section 6.9 is amended to read as follows:

                  6.9 Required Minimum Distributions: Notwithstanding any provision of this Plan to the contrary, any benefits to which a Participant is entitled shall commence no later than the April 1 following the later of (a) the calendar year in which the Participant attains age seventy and one-half (70-1/2), or (b) the calendar year in which the Participant retires; provided, however, that in the case of a Participant who is a "five percent owner" (as defined in Section 401(a)(9) of the Code), benefits shall commence no later than the April 1 following the calendar year in which the Participant attains age seventy and one-half (70- 1/2). Such distribution shall be at least equal to the required minimum distributions under the Code; however, any installment distributions pursuant to this Section 6.9 to Participants who have not terminated employment shall be made over a period not to exceed ten (10) years. For purposes of this Section 6.9, the life expectancy of a Participant and/or a Participant's spouse shall not be redetermined annually.

         46. Section 7.1 is amended to read as follows:

                  7.1 Withdrawal of Pre-Tax Contribution Account on or After Age 59-1/2: A Participant who has attained age fifty-nine and one-half (59-1/2) may elect, by giving notice in accordance with administrative procedures established by the Committee and following such other rules and procedures as may be prescribed from time to time by the Committee on a uniform and nondiscriminatory basis, to withdraw the entire amount of his After-Tax Contribution Account, his Rollover Account, or his Pre-Tax Contribution Account.

         47. Section 7.2 is amended to read as follows:




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                  7.2 Withdrawal of After-Tax Contributions and Rollover
         Account: Pursuant to notice given in accordance with administrative procedures established by the Committee and subject to the conditions of Section 7.3, each Participant may elect to withdraw as of any business day during the Plan Year, an amount specified by the Participant which may be attributable to (a) his After-Tax Contributions under the Original Plan, or (b) his Rollover Account, determined as of the Valuation Date which coincides with such withdrawal date.

         48. Section 7.3 is amended to read as follows:

                  7.3 Conditions of Withdrawals of After-Tax Contributions and Rollover Account: In making a withdrawal pursuant to Section 7.2, no Participant shall be permitted to withdraw less than $500, or the combined balance of his After-Tax Contribution Account and his Rollover Account, if their combined total is less than $500. Except as provided under Article VI and Sections 7.1 and 7.4 hereof, no withdrawals shall be permitted from a Participant's Pre-Tax Contribution Account, Employer Matching Contribution Account, or ESOP Account.

         49. Section 7.4 is amended to read as follows:

                  7.4 Hardship Withdrawals from Pre-Tax Contribution Account: A Participant may at any time, in accordance with administrative procedures established by the Committee, make a request for a hardship withdrawal in either a dollar amount or a percentage figure from his Pre-Tax Contribution Account. Notwithstanding the foregoing, however, no Participant may withdraw any Income of the Trust Fund allocated to his Pre- Tax Contribution Account on or after January 1, 1989. The approval or disapproval of such request shall be made within the sole discretion of the Committee, except that no such request for a withdrawal shall be approved unless the Participant has certified in writing that he is facing a hardship creating an immediate and substantial financial need and that the resources necessary to satisfy that financial need are not reasonably available from other sources available to the Participant. The amount of the hardship withdrawal shall be limited to that amount which is required to meet the immediate financial need created by the hardship, including anticipated federal and state income taxes and penalties resulting from the distribution. The hardship withdrawal shall be made in cash as soon as practicable after the Participant submits the hardship request, and the dollar amount withdrawn shall be determined by reference to the value of the Pre-Tax Contribution Account as of the Valuation Date coincident with the date of the withdrawal.

                  A Participant who receives a hardship withdrawal shall be prohibited from making pre-tax contributions to this Plan and any other plan maintained by the Employer (except "welfare plans" as defined in Section 3(1) of ERISA) for the twelve (12) consecutive months following the date of distribution. The following standards (or such other standards as may be acceptable under Treasury Regulations issued pursuant to Section 401(k) of the Code) shall






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         be applied on a uniform and non-discriminatory basis in determining the existence of such a hardship:

                           (a) A financial need shall be considered immediate
                  if it must be satisfied in substantial part within a period of twelve (12) months from the date on which the Participant certifies his eligibility for a hardship withdrawal.

                           (b) To be considered a hardship for purposes of this
                  Section, the event giving rise to the need for funds must relate to financial hardship resulting from:

                                    (1) expenses previously incurred for
                           medical care (described in Code Section 213(d)) or expenses that are necessary to incur in order to obtain medical care (as evidenced by a written estimate thereof) for the Participant, the Participant's spouse, or the Participant's dependents (as defined in Code Section 152);

                                    (2) purchase (excluding mortgage payments)
                           of a principal residence for the Participant;

                                    (3) payment for tuition for the next twelve
                           (12) months of post-secondary education for the Participant or the Participant's spouse, children or dependents (as defined in Code Section 152);

                                    (4) the need to prevent the eviction of the
                           Participant from his principal residence or foreclosure on the mortgage of the Participant's principal residence; or

                                    (5) payment for funeral expenses for the
                           Participant's spouse or the Participant's dependents (as defined in Code Section 152).

                  A person shall be considered to be economically dependent on the Participant if the Participant certifies that he reasonably expects to be entitled to claim that person as a dependent for federal income tax purposes for a calendar year coinciding with the Plan Year in which the certification of hardship is made.

         50. The first sentence of Section 7.5 is amended to read as follows:

         From and after October 1, 1989, any Participant who is a "party in interest" (as defined in Section 3(14) of ERISA) (hereinafter "Borrower") may make application, in accordance with administrative procedures established by the Committee, to borrow from his Pre-Tax Contribution Account, his Rollover Account, or his Employer Matching Contribution





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

         Account (to the extent that the Account contains Employer matching Contributions) in the Trust Fund, and the Committee in its sole discretion may permit such a loan.

         51. Paragraph (f) of Section 7.5 is amended to read as follows:

                  (f) A request by a Borrower for a loan shall be made in accordance with administrative procedures established by the Committee and shall specify the amount of the loan. If a Borrower's request for a loan is approved, the loan shall be made in a lump-sum payment of cash to the Borrower. The cash for such payment shall be obtained by redeeming proportionately as of the date of payment the Investment Fund or Funds, or portions thereof, that are credited to the Pre-Tax Contribution Account, Rollover Account, and Employer Matching Contribution Account of such Borrower; provided, however, that, effective October 1, 1997, no withdrawals shall be made from the Common Stock Fund prior to the full depletion of all other Funds.

         52. Paragraph (h) of Section 7.5 is amended to read as follows:

                  (h) Only one loan may be outstanding for a Borrower at any given time.

         53. Section 8.1 is amended to read as follows:

                  8.1 Investment of Trust Funds:

                  (a) Investment Funds: Except as provided in Article VII with respect to Plan loans and as provided below with respect to the ESOP Fund, the Trust Fund shall be invested in separate Investment Funds chosen and established by the Committee. The Committee may adjust the number and types of Investment Funds to be established or discontinued as it deems advisable. One such Investment Fund, however, shall be the Common Stock Fund, which shall be invested and reinvested in the Common Stock of the Company. The Trustee, the Committee, or a recordkeeper designated by the Committee shall maintain records for each Participant's After-Tax Contribution Account, Employer Matching Contribution Account, Pre-Tax Contribution Account, and Rollover Account, if any, that reflect the value of each Participant's share of the Investment Funds.

                  (b) Investment Directions: The Participant shall have the right to direct the Committee to instruct the Savings Trustee to invest his Pre-Tax Contributions and contributions to his Rollover Account and the earnings and accretions thereon in any of the Investment Funds established by the Committee.

                  Each Participant shall elect an investment option at the time he begins participating in the Plan. Through notice to the Committee given pursuant to administrative procedures





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

         established by the Committee, a Participant may change his instructions with respect to the investment of his Pre-Tax Contributions, After-Tax Contributions, Employer Matching Contributions, and Rollover Contributions to the Trust Fund. A participant who desires to change his instructions in this manner may direct that the funds in his Future Pre-Tax Accounts be transferred (in no more than one percent (1%) increments) among the Investment Funds.

                  All earnings realized to the Trust Fund (including, but not limited to, dividends, capital gains, and interest) on an Investment Fund that are not reflected in the value of a share in that Investment Fund will be allocated to Participants' accounts. They will be allocated to a Participant's account in the same proportion the Participant's share of the Investment Fund (disregarding the earnings to be allocated) bears to the total value of the Investment Fund (disregarding the earnings to be allocated), both to be determined as of the date the earnings are realized. Notwithstanding the foregoing, the Committee may direct that dividends paid with respect to shares in the ESOP Fund be distributed on an annual basis or more frequently in order that the deduction under Code Section 404(k) be available to the Company, in which event income that constitutes dividends on shares of Company Stock in the ESOP Fund shall not be invested in Company Stock but shall be temporarily invested in cash equivalents until distribution to Participants. In making payments in respect to Exempt Loans, the Trustee shall utilize income and ESOP Contributions as is specified in Section 5.3 hereof; namely, that income shall be first used to fund principal payments and ESOP Contributions shall be first used to fund interest payments. All purchases of Company Stock shall be made at prices which, in the judgment of the Trustee, do not exceed the fair market value of such Company Stock. Pending such investment or application of cash, the ESOP Trustee may retain cash uninvested without liability for interest if it is prudent to do so, or may invest all or any part thereof in Treasury Bills, commercial paper, and like holdings.

         54. The first sentence in Section 8.2 is amended to read as follows:

         Effective January 1, 1992, each qualified Participant (as defined herein) may elect within ninety (90) days after the close of each Plan Year in the qualified election period (as defined herein) to direct the change of the investment of at least twenty-five percent (25%) of the total number of shares of Company Stock allocated to the Participant's ESOP Account at the time of such election.

         55. The first sentence of paragraph (g) of Section 11.7 is amended to read as follows:

         In determining the present value of the cumulative accrued benefit or the amount of the account of any employee, such present value or account will include the amount in dollar value of the aggregate distributions made to such employee under the applicable plan during






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

         the five-year period ending on the Determination Date, unless already reflected in the value of the accrued benefit or account balance as of the date the determination is made.

         56. The first sentence of paragraph (j) of Section 11.7 is amended to read as follows:

         "Valuation Date" means, for purposes of determining the present value of an accrued benefit as of the Determination Date, the Determination Date.





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


         IN WITNESS WHEREOF, Central Louisiana Electric Company, Inc., has caused these presents to be executed by its duly authorized officers in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidence by any executed copy hereof, this ________ day of _______________, 1997, but effective as of the dates specified herein.

                                          CENTRAL LOUISIANA ELECTRIC
                                          COMPANY, INC.



                                          By
                                             ----------------------------------

ATTEST:


------------------------------------
Secretary

[SEAL]



                                          UMB BANK, N.A.
                                          TRUSTEE



                                          By
                                             ----------------------------------






                                     -102-